The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

April 11, 2025

To Whom It May Concern:

Company name:	AEON Co., Ltd.
Name of representative:	Akio Yoshida, Director, President and Representative Executive Officer (Securities code: 8267, Tokyo Stock Exchange (Prime Market))
Inquiries:	Hiroaki Egawa, Executive Officer, Finance and Business Management (Telephone: +81-43-212-6042)

Company name:	AEON Mall Co., Ltd.
Name of representative:	Keiji Ohno, President and CEO (Securities code: 8905, Tokyo Stock Exchange (Prime Market))
Inquiries:	Tomoyuki Matsumoto, Executive Officer and General Manager, Corporate Strategy Department (Telephone: +81-43-212-6733)

Notice Concerning Execution of a Share Exchange Agreement (Simplified Share Exchange)

for Making AEON Mall Co., Ltd. a Wholly Owned Subsidiary of AEON Co., Ltd.

AEON Co., Ltd. (“AEON”) and AEON Mall Co., Ltd. (“AEON Mall”; collectively, “Companies”) hereby announce that, as a result of repeated discussions based on the memorandum of understanding (the “MOU”) executed on February 28, 2025, the Companies have decided, based on the decision made by AEON’s representative executive officers today and the resolution at the meeting of AEON Mall’s board of directors held today, to implement a share exchange (the “Share Exchange”) whereby AEON will become the wholly owning parent company and AEON Mall will become a wholly owned subsidiary, and that today the Companies entered into a share exchange agreement (the “Share Exchange Agreement”.).

The Share Exchange is scheduled to be consummated effective as of July 1, 2025: by (i) AEON through a simplified share exchange procedure pursuant to the provisions of Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005, as amended; hereinafter the same) without requiring approval by a resolution of a shareholders meeting,; and (ii) by AEON Mall after the Share Exchange Agreement is approved by a resolution at its annual shareholders meeting (the “Annual Shareholders Meeting”) scheduled to be held on May 22, 2025.

Prior to the effective date of the Share Exchange (scheduled for July 1, 2025), AEON Mall’s common shares (“AEON Mall Shares”) will be delisted from the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on June 27, 2025 (with the last trading date being June 26, 2025).

1.	Background to the Execution of the Share Exchange Agreement

As announced in the press release dated February 28, 2025, titled “Notice Concerning Execution of Memorandum of Understanding to Begin Discussions on Making AEON Mall Co., Ltd. a Wholly Owned Subsidiary of AEON Co., Ltd. Through a Share Exchange” (“February 28, 2025 Press Release”), AEON and AEON Mall entered into the MOU on the same date.

This was an agreement between AEON and AEON Mall to commence discussions on making AEON Mall a wholly owned subsidiary, based on the recognition that making AEON Mall a wholly owned subsidiary of AEON could contribute to the rapid and fundamental promotion of growth initiatives by both Companies, ultimately further enhancing the corporate value of AEON Mall as well as the AEON Group (meaning AEON and its subsidiaries and equity-method affiliates) in the future.

Since then, AEON and AEON Mall have engaged in full-scale discussions of the possibilities of measures to enhance the corporate value of AEON Mall and the methods for making AEON Mall a wholly owned subsidiary, in line with the details announced in the February 28, 2025 Press Release under section 1. “Purpose of making AEON Mall a wholly owned subsidiary of AEON through the Share Exchange”.

As a result of these discussions, AEON and AEON Mall have reached a common understanding that by making AEON Mall a wholly owned subsidiary, AEON Mall can leverage the scalability of the AEON Group, and AEON Mall can leverage the talent and expertise of AEON Mall, to primarily implement the following measures to enhance corporate value.

(1)	Expanding business opportunities for AEON Mall through utilization of real estate owned by the AEON Group. This includes increasing revenue through the revitalization of existing real estate, which could be particularly effective amid rising construction and labor costs (the companies will also consider amending the contracts concerning the AEON Group’ real estate, whose facilities are operated and managed by AEON Mall, to address structural issues, including ownership rights.)
(2)	Driving growth of the entire developer business of the AEON Group including AEON Mall by clarifying AEON Mall’s role as the core company in the developer business of the AEON Group, which will allow AEON Mall to leverage its cross-functional capabilities to consolidate information, standardize know-how, and develop integrated development strategies.

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(3)	Enhancing retail support provided to AEON Mall’s direct customers, its tenants, and expanding revenue through unified digital marketing efforts across the AEON Group, by connecting the customer data platforms held by various AEON Group companies and analyzing and utilizing its extensive customer data.
(4)	Acquiring new revenue sources through demand consolidation and internalization of activities such as events, promotions, and revitalization projects within the AEON Group.
(5)	Establishing, through the above measures, a financial foundation that boosts domestic cash flow and supports proactive investments, including overseas investments, even in a climate of rising interest rates.

Additionally, the Companies chose a share exchange as the method for making AEON Mall a wholly owned subsidiary, considering that (i) common shares of AEON (“AEON Shares”) will be delivered to the minority shareholders of AEON Mall as consideration in the Share Exchange, and through the ownership of AEON Shares, such shareholders will have the opportunity to benefit from, among others, the anticipated effects of various measures to be implemented after the Share Exchange, the business development and profit expansion of the AEON Group resulting from such effects, and the consequent increase in the market price of AEON Shares, and that (ii) AEON Shares, which are highly liquid, can be traded in the market for cash at any time.

AEON and AEON Mall also discussed the challenges and countermeasures related to making AEON Mall a wholly owned subsidiary and implementing the aforementioned measures. As a result, the Companies reached a common understanding on specifics such as measures to secure human resources and funds, measures to enhance employee motivation and provide employees with growth opportunities, and measures to prevent a decline in governance after delisting.

Based on the above, AEON Mall has determined that making AEON Mall a wholly owned subsidiary of AEON is one of the means to more rapidly and reliably enhance AEON Mall’s corporate value through the prompt and fundamental implementation of growth initiatives jointly pursued by AEON and AEON Mall, while AEON has determined that this will contribute to the further enhancement of the corporate value of the AEON Group in the future. Consequently, the Companies concluded that this transaction will be beneficial for the shareholders of both AEON and AEON Mall, and have decided today to implement the Share Exchange and enter into the Share Exchange Agreement.

2.	Overview of the Share Exchange
(1)	Timetable for the Share Exchange
Record date for the Annual Shareholders Meeting (AEON Mall)	February 28, 2025
The representative executive officers to decide the execution of the Share Exchange Agreement (AEON)	April 11, 2025
The board of directors to approve the execution of the Share Exchange Agreement (AEON Mall)	April 11, 2025
The execution of the Share Exchange Agreement (AEON and AEON Mall)	April 11, 2025
Annual Shareholders Meeting (AEON Mall)	May 22, 2025 (scheduled)
Last trading date (AEON Mall)	June 26, 2025 (scheduled)
Delisting date (AEON Mall)	June 27, 2025 (scheduled)
The Share Exchange to take effect	July 1, 2025 (scheduled)

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Note 1:   The Share Exchange constitutes a simplified share exchange which does not require approval of AEON’s shareholders meeting under Article 796, Paragraph 2 of the Companies Act.

Note 2:   The above schedule is subject to change upon mutual discussions and agreement between the Companies if required due to reasons such as the necessity of procedural progress related to the Share Exchange.

(2)	Method of the Share Exchange

The Share Exchange is a share exchange in which AEON will become the wholly owning parent company and AEON Mall will become a wholly owned subsidiary. The Share Exchange is scheduled to be implemented effective as of July 1, 2025 by AEON through a simplified share exchange procedure under the provisions of Article 796, Paragraph 2 of the Companies Act, without requiring approval by a resolution of the shareholders meeting, and by AEON Mall after the Share Exchange Agreement is approved at the Annual Shareholders Meeting.

(3)	Details of the allotment in the Share Exchange
	AEON (Wholly owning parent company resulting from share exchange)	AEON Mall (Wholly owned subsidiary resulting from share exchange)
Allotment ratio for the Share Exchange	1	0.65
Number of shares to be delivered upon the Share Exchange	Common stock of AEON: 61,889,400 shares (scheduled)

Note 1:     Share allotment ratio in the Share Exchange

AEON will allot and deliver 0.65 AEON Shares per AEON Mall Share. However, no shares will be allotted in the Share Exchange for the AEON Mall Shares held by AEON at the Record Time (as defined below). Please note that the above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) in the table above is subject to change by mutual agreement made between AEON and AEON Mall after their negotiations if there are significant changes in the conditions based on which the Share Exchange Ratio was calculated.

Note 2:     Number of AEON Shares to be delivered in the Share Exchange

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In the Share Exchange, AEON plans to allot and deliver to the AEON Mall shareholders (meaning the shareholders after cancellation of the treasury shares described below and excluding AEON) at the time immediately before AEON acquires all of the issued shares of AEON Mall (excluding the AEON Mall Shares owned by AEON) (the “Record Time”), the number of AEON Shares calculated based on the Share Exchange Ratio, in exchange for the AEON Mall Shares held by such shareholders. The AEON Shares to be delivered will be sourced from AEON’s treasury shares in part (6,000,000 shares) and through the issuance of new common shares.

Prior to the effective date of the Share Exchange, and by a resolution of the board of directors, AEON Mall plans to cancel all of its treasury shares it holds as of the Record Time (including the shares acquired by AEON Mall through the share purchase in response to dissenting shareholders’ exercise of the right to demand the repurchase of shares pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange) effective as of the Record Time. Therefore, the above number of shares to be delivered in the Share Exchange does not assume that AEON Shares will be delivered in exchange for the treasury shares held by AEON Mall (4,896 shares as of February 28, 2025). The total number of AEON Shares to be allocated and delivered in the Share Exchange is subject to change due to AEON Mall’s repurchase and cancellation of its treasury shares or other reasons.

Note 3:     Handling of shares less than one unit

The shareholders of AEON Mall who will own shares of AEON that are less than one unit (or less than 100 shares) as a result of the Share Exchange may use the following programs for their AEON Shares. Please note that shares less than one unit cannot be sold on a financial instruments exchange market.

(ⅰ)	Program for purchasing additional shares to form one unit (100 shares)

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and AEON’s Articles of Incorporation, shareholders who own shares of AEON that are less than one unit may request AEON to sell them the number of AEON Shares necessary to make their holdings equal to one unit (100 shares) by combining their existing shares with the additional shares purchased.

(ⅱ)	Buyback program for shares less than one unit (the sale of shares less than one unit (100 shares))

Pursuant to Article 192, Paragraph 1 of the Companies Act, shareholders who own AEON Shares that are less than one unit may request AEON to purchase their shares less than one unit.

Note 4:      Handling of fractions less than one share

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For the shareholders of AEON Mall who will otherwise be allotted and delivered fractions of less than one share of AEON Shares in the Share Exchange, AEON will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell AEON Shares in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay these shareholders the proceeds from such sale in cash in proportion to their respective numbers of fractional shares.

(4)	Handling of stock acquisition rights and bonds with stock acquisition rights in the Share Exchange

With respect to the stock acquisition rights issued by AEON Mall, any rights that are not exercised by the day before the effective date of the Share Exchange will be acquired by AEON Mall without consideration from the holders of such rights and will be canceled. AEON Mall has not issued any bonds with stock acquisition rights.

(5)	Handling of surplus dividends

AEON and AEON Mall have agreed as follows: (i) AEON may distribute surplus dividends to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of February 28, 2025, up to 20 yen per AEON Share; (ii) AEON Mall may distribute surplus dividends to shareholders or registered pledgees of shares registered or recorded in the final shareholder register as of February 28, 2025, up to 25 yen per AEON Mall Share; and (iii) except for the distributions described above, from the date of this press release, neither company may resolve to distribute surplus dividends with the record date being any day up to the effective date of the Share Exchange.

3.	Basis for the Details of Allotment in the Share Exchange
(1)	Basis and reasons for the details of the allotment

To ensure the fairness and appropriateness of the Share Exchange Ratio and other aspects of the Share Exchange described above in (3) “Details of the allotment in the Share Exchange” under 2. “Overview of the Share Exchange,” AEON and AEON Mall decided to each independently appoint third-party valuation institutions, independent of the Companies, to calculate the share exchange ratio, and the Companies also decided to each independently seek legal advice from independent legal advisors. AEON selected Nomura Securities Co., Ltd. (“Nomura Securities”), and AEON Mall selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) as their respective financial advisors and third-party valuation institutions, independent of the Companies. The Special Committee selected Plutus Consulting Co., Ltd. (“Plutus Consulting”) as its financial advisor and third-party valuation institution, independent of the Companies. Furthermore, AEON selected Nishimura & Asahi, and AEON Mall selected Mori Hamada & Matsumoto as their respective legal advisors.

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The Companies each engaged in careful consideration, referring to the valuation results of the share exchange ratio calculated by their respective third-party valuation institutions for the Share Exchange and the advice from their legal advisors, and taking into account matters such as the results of the due diligence conducted on the other party. The Companies had multiple rounds of careful discussions and negotiations on the share exchange ratio, comprehensively taking into account their financial conditions, asset conditions, future prospects and other factors.

AEON, as a result of careful discussions and deliberation as described below in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest),” based on, among other things, the valuation report on the share exchange ratio obtained from its third-party valuation institution Nomura Securities on April 11, 2025, the advice from its legal advisor Nishimura & Asahi, and the results of the due diligence conducted on AEON Mall by AEON, concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the shareholders of AEON. Therefore, AEON determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

On the other hand, AEON Mall had careful discussions and deliberation as described below in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest),” based on, among other things, the valuation report on the share exchange ratio obtained from its third-party valuation institution Mizuho Securities on April 10, 2025 (the “Share Exchange Ratio Valuation Report (Mizuho Securities)”), the advice from its legal advisor Mori Hamada & Matsumoto, the results of the due diligence conducted on AEON by AEON Mall, the instructions and advice from the Special Committee, which is comprised of independent members without interest with AEON and AEON Mall, and the report received from the Special Committee on April 10, 2025 (the “Written Report,” as detailed below in ③ “AEON Mall having obtained a written report from the disinterested special committee” under (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)”), and the valuation report on the share exchange ratio obtained on April 10, 2025 from Plutus Consulting, the third-party valuation institution independently appointed by the Special Committee, (the “Share Exchange Ratio Valuation Report (Plutus Consulting)”). Consequently, AEON Mall concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the minority shareholders of AEON Mall. Therefore, AEON Mall determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

As described above, the Companies concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the respective shareholders of AEON and AEON Mall. Accordingly, the Companies decided, based on the decision made by AEON’s representative executive officers today and the resolution at the meeting of AEON Mall’s board of directors held today, to implement the Share Exchange based on the Share Exchange Ratio.

Please note that the Share Exchange Ratio is subject to change by mutual discussions and agreement between AEON and AEON Mall if there are significant changes in the conditions that form the basis for its calculation.

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(2)	Matters concerning valuation
①	Names of valuation institutions and their relationships with the Companies

Nomura Securities, the third-party valuation institution for AEON, Mizuho Securities, the third-party valuation institution for AEON Mall, and Plutus Consulting, the third-party valuation institution independently appointed by the Special Committee, are all valuation institutions independent of AEON and AEON Mall. None of these valuation institutions is a related party to AEON or AEON Mall and has any material interest that should be disclosed in relation to the Share Exchange.

Although Mizuho Bank, Ltd. (“Mizuho Bank”) and Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust Bank”), which are group companies of Mizuho Securities, hold shareholder positions in AEON Mall and AEON, and they also engage in loan and other transactions with AEON and AEON Mall as part of ordinary banking transactions, according to Mizuho Securities, Mizuho Securities established and implemented appropriate conflict of interest management systems, including information barriers between Mizuho Securities, Mizuho Bank, and Mizuho Trust Bank, in compliance with applicable laws and regulations including the Financial Instruments and Exchange Act (Article 36, Paragraph 2) and the Cabinet Office Ordinance on Financial Instruments Business, etc. (Article 70-4), and Mizuho Securities conducted the valuation of the share exchange ratio independently of the positions of Mizuho Bank and Mizuho Trust Bank as shareholders and lenders. AEON Mall, considering the track record of Mizuho Securities as a valuation institution and the appropriate preventive measures taken between Mizuho Securities and Mizuho Bank and Mizuho Trust Bank, determined that sufficient independence is maintained at Mizuho Securities in its role as the financial advisor and third-party valuation institution for AEON Mall in the Share Exchange, and that there are no particular issues in requesting Mizuho Securities to perform the valuation of the share exchange ratio. Additionally, while the fees payable to Mizuho Securities include a success fee contingent upon the successful completion of the Share Exchange and other conditions, AEON Mall selected Mizuho Securities as its financial advisor and third-party valuation institution based on the above fee system, taking into account such factors as general business practices in similar transactions.

Furthermore, fees payable to Plutus Consulting for the Share Exchange consists solely of fixed fees, which are payable regardless of the successful completion of the Share Exchange, and do not include any success fee contingent upon the successful completion of the Share Exchange.

②	Outline of valuation
(i)	Valuation by Nomura Securities

Nomura Securities conducted the valuation of AEON Shares employing the average market price analysis, since AEON Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

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Nomura Securities conducted the valuation of AEON Mall Shares employing the average market price analysis, since AEON Mall Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, as well as the discounted cash flow method (the “DCF Analysis”) to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON Shares based on each valuation method is 1.

Method used	Calculated range of share exchange ratio
Average market price analysis ①	0.52 to 0.54
Average market price analysis ②	0.56 to 0.62
DCF Analysis	0.55 to 0.91

In the average market price analysis ①, with the reference date set at February 27, 2024 (the “Reference Date ①”), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2024), the closing prices of AEON Shares and AEON Mall Shares on the Tokyo Stock Exchange on Reference Date ①, as well as the simple average closing prices over the periods of five business days, one month, three months, and six months immediately preceding Reference Date ①, were used, and the reference date was set at April 10, 2025 (the “Reference Date ②”), and the closing prices of AEON Shares and AEON Mall Shares on the Tokyo Stock Exchange on Reference Date ②, as well as the simple average closing prices over the periods of five business days, one month, three months, and six months immediately preceding the Reference Date  ②, were used.

In calculating the share exchange ratio, Nomura Securities assumed that all published information and all information provided to Nomura Securities is accurate and complete. Nomura Securities did not conduct independent verification of the accuracy or completeness of the above information. Nomura Securities did not perform independent valuation, appraisal or assessment of the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, AEON Mall or their respective affiliated companies, including analysis and evaluation of individual assets and liabilities, nor did Nomura Securities engage any third-party institution to appraise or assess any of the above assets or liabilities. Nomura Securities assumes that AEON Mall’s financial forecasts (including profit plans and other information) were reasonably examined or prepared by AEON Mall’s management team based on the best and good-faith estimation and judgment which could be obtained at this point in time. Nomura Securities’ valuation reflects the information obtained by Nomura Securities and the economic conditions existing up to April 10, 2025. Nomura Securities’ valuation is intended solely to serve as reference for AEON’s decision-making body in considering the share exchange ratio.

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In AEON Mall’s financial forecasts, which Nomura Securities used as a basis for the valuation using the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas, compared to the previous fiscal year, the fiscal year ended February 2025 saw an increase of 84.1 billion yen compared to the previous fiscal year, the fiscal year ending February 2026 is expected to see a decrease of 60.5 billion yen compared to the previous fiscal year, the fiscal year ending February 2029 is expected to see an increase of 63.8 billion yen compared to the previous fiscal year, the fiscal year ending February 2030 is expected to see an increase of 51.5 billion yen compared to the previous fiscal year, and the fiscal year ending February 2031 is expected to see an increase of 39.9 billion yen compared to the previous fiscal year. These financial forecasts do not assume the implementation of the Share Exchange.

(ii)	Valuation by Mizuho Securities

Mizuho Securities conducted the valuation of AEON Shares employing the market price method, since AEON Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

Mizuho Securities conducted the valuation of AEON Mall Shares employing: (i) the market price method since AEON Mall Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, (ii) the comparable company analysis because there are multiple comparable companies, and it is possible to estimate the stock value by comparing with similar companies, and (iii) the DCF Analysis to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON Shares based on each valuation method is 1.

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Method used		Calculated range of share exchange
AEON	AEON Mall	ratio
Market price method (Reference Date ①)	Market price method (Reference Date ①)	0.52 to 0.54
	Market price method (Reference Date ②)	0.56 to 0.62
Market price method (Reference Date ②)	Comparable company analysis	0.50 to 0.66
	DCF Analysis	0.44 to 0.83

In the market price method, with the reference dates set at February 27, 2025 (Reference Date ①), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Share Exchange (before the close of trading hours on February 28, 2025), as well as at April 10, 2025 (Reference Date ②) to take into account the market’s evaluation based on the share price situation over the period from the execution of the MOU to the execution of the Share Exchange Agreement, the closing prices of AEON Shares and AEON Mall Shares on the Tokyo Stock Exchange on Reference Dates ① and ②, as well as the simple average closing prices over the periods of one month, three months, and six months up to the Reference Dates ① and ②, were used.

In the comparable company analysis, Mizuho Securities selected companies that operate businesses relatively similar to that of AEON Mall, specifically, Daiwa House Industry Co., Ltd., Katakura Industries Co., Ltd., and Kabuki-za Co., Ltd. Mizuho Securities then calculated the valuation using the EBITDA multiples relative to the enterprise value of these companies.

In the DCF Analysis, the enterprise value and equity value were calculated by discounting the future cash flow expected from the fourth quarter of the fiscal year ended February 2025 at a certain discount rate to the present value based on the financial forecasts prepared by AEON Mall for the period from the fiscal year ended February 2025 through the fiscal year ending February 2031 and recent business performance trends. The going concern value under the DCF Analysis was calculated using the perpetuity growth rate method and the multiple method. Specifically, a discount rate of 4.27% to 4.47% was used, with a perpetuity growth rate of 2% under the perpetuity growth method and an EBITDA multiple of 7.55 times to 8.05 times under the multiple method. In the financial forecasts of AEON Mall, which Mizuho Securities used as a basis under the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, the fiscal year ending February 2026 is expected to see a decrease of 93.3 billion yen from the previous fiscal year, and the fiscal year ending February 2029 is expected to see an increase of 90.9 billion yen from the previous fiscal year, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas.

As it is difficult to specifically estimate the impact on earnings of the synergies anticipated to be realized through the implementation of the transaction at this time, these synergies have not been incorporated in the financial forecasts or the valuation calculations conducted by Mizuho Securities for which the financial forecasts were used as a basis.

Mizuho Securities has conducted the valuation of the share exchange ratio above, principally using publicly available information and information provided to Mizuho Securities as is, and on the assumption that such materials and information are all accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information and is not obligated to do so. Mizuho Securities has not independently evaluated or assessed the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, AEON Mall, or their respective affiliates, nor has it requested any third-party appraisals or assessments. Mizuho Securities assumes that the business plan, financial forecasts, and other forward-looking information provided by AEON Mall were reasonably prepared by AEON Mall’s management team based on the best estimation and judgment which could be obtained at this point in time. Mizuho Securities has relied on the above-mentioned information without independently verifying the accuracy, reasonableness, or feasibility of AEON Mall’s business plan. Mizuho Securities’ calculation of the share exchange ratio reflects the information obtained by Mizuho Securities and the economic conditions existing up to April 10, 2025. Mizuho Securities’ valuation is intended solely to serve as reference for AEON Mall’s board of directors in considering the share exchange ratio.

(iii)	Valuation by Plutus Consulting

After considering which calculation method to use from among multiple calculation methods, Plutus Consulting selected the market price method for AEON Shares, since AEON Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

Plutus Consulting conducted the valuation of AEON Mall Shares employing the market price method since AEON Mall Shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, and the DCF Analysis to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON Shares based on each valuation method is 1.

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Method used		Calculated range of share exchange
AEON	AEON Mall	ratio
Market price method (Reference Date ①)	Market price method (Reference Date ①)	0.52 to 0.54
Market price method (Reference Date ②)	Market price method (Reference Date ②)	0.56 to 0.62
	DCF Analysis	0.41 to 0.71

Under the market price method, with the reference dates set at February 27, 2025 (Reference Date ①), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2025), as well as at April 10, 2025 (Reference Date ②) to take into account the market’s evaluation based on the share price situation over the period from the execution of the MOU to the execution of the Share Exchange Agreement, the closing prices of AEON Shares and AEON Mall Shares on the Tokyo Stock Exchange on the Reference Dates ① and ②, as well as the simple average closing prices over the periods of one month, three months, and six months up to the Reference Dates ① and ②, were used.

Under the DCF Analysis, the enterprise value and equity value of AEON Mall were calculated by discounting the free cash flow expected to be generated by AEON Mall from the fourth quarter of the fiscal year ended February 2025 at a certain discount rate to the present value based on the financial forecasts prepared by AEON Mall for the period from the fiscal year ended February 2025 through the fiscal year ending February 2031 and recent business performance trends. The discount rate was based on the weighted average cost of capital (WACC) and set at 4.5% to 5.1%. The going concern value was calculated using the perpetuity growth rate method with a perpetuity growth rate of 0%.

In the financial forecasts of AEON Mall, which Plutus Consulting used as a basis under the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, the fiscal year ending February 2026 is expected see a decrease of 108.1 billion yen from the previous fiscal year, and the fiscal year ending February 2029 is expected to see an increase of 91.3 billion yen from the previous fiscal year, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas.

As it is difficult to specifically estimate the synergy effects anticipated to be realized through the implementation of the Share Exchange at this time, these synergy effects have not been incorporated in the business outlook used by Plutus Consulting in the valuation under the DCF Analysis.

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Plutus Consulting has conducted the valuation of the share exchange ratio above, principally using information provided to Plutus Consulting and publicly available information as is, and on the assumption that such materials and information are all accurate and complete. Plutus Consulting has not independently verified the accuracy or completeness of such information. Plutus Consulting has not independently evaluated or assessed the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, AEON Mall, or their respective affiliates, nor has it requested any third-party appraisals or assessments. Plutus Consulting assumes that information concerning AEON Mall’s financial forecasts was reasonably prepared by AEON Mall’s management team based on the best estimation and judgment which could be obtained at the time of valuation. However, Plutus Consulting has confirmed the content of AEON Mall’s business plan which used as a basis of the valuation by exchanging questions and answers with AEON Mall. Furthermore, as described below in “③ AEON Mall having obtained a written report from the disinterested special committee” under “(4) Measures to ensure fairness (including measures to avoid conflicts of interest),” the Special Committee has reviewed the contents and key assumptions of the business plan, the process of their preparation, and other details, and confirmed that the business plan is reasonable.

(3)	Prospects for delisting and reasons therefor

As a result of the Share Exchange, AEON Mall will become a wholly owned subsidiary of AEON effective on July 1, 2025 (scheduled). Consequently, in accordance with the delisting criteria of the Tokyo Stock Exchange Prime Market, AEON Mall will undergo the prescribed procedures and is expected to be delisted on June 27, 2025 (with the final trading day being June 26, 2025). After delisting, AEON Mall Shares will no longer be tradable on the Tokyo Stock Exchange Prime Market. If the current effective date of the Share Exchange is changed, the delisting date will also be adjusted accordingly.

Even after the delisting of AEON Mall Shares, the AEON Shares allotted to AEON Mall shareholders through the Share Exchange will remain listed on the Tokyo Stock Exchange Prime Market. Although some shareholders may receive allotment of shares less than one unit, shareholders holding at least one unit will still be able to trade their shares on the financial instruments exchange market, and the Companies believe that the liquidity of the shares will continue to be provided.

Although shares less than one unit cannot be sold on the Tokyo Stock Exchange Prime Market, shareholders may utilize AEON’s program for purchasing additional shares to form one unit or the buyback program for shares less than one unit, should they wish to do so. For details on these procedures, please see Note 3, “Handling of shares less than one unit,” to (3) “Details of the allotment in the Share Exchange” under 2. “Overview of the Share Exchange.”

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Additionally, for details on the handling of fractions less than one share, please see Note 4, “Handling of fractions less than one share” to (3) “Details of the allotment in the Share Exchange” under 2. “Overview of the Share Exchange.”

AEON Mall shareholders will be able to trade their AEON Mall Shares on the Tokyo Stock Exchange Prime Market as usual until the last trading day of June 26, 2025 (scheduled). They will also be able to exercise their legal rights under the Companies Act and other relevant laws and regulations until the Record Time.

(4)	Measures to ensure fairness (including measures to avoid conflicts of interest)

As of today, AEON Mall is a consolidated subsidiary of AEON, with AEON holding 132,351,781 AEON Mall Shares, which represents 58.16% (rounded to two decimal places; hereinafter the same) of 227,566,243 shares (calculated by subtracting the number of treasury shares (4,896 shares) as of February 28 2025, from the total number of issued shares of AEON Mall as of February 28, 2025 (227,571,139 shares)). Accordingly, AEON and AEON Mall determined that it is necessary to ensure the fairness of the Share Exchange, and implemented the following measures to ensure fairness (including measures to avoid conflicts of interest):

①	Obtaining valuation reports from independent third-party valuation institutions

AEON selected Nomura Securities that is independent of the Companies, AEON Mall selected Mizuho Securities that is independent of the Companies, and the Special Committee selected Plutus Consulting that is independent of the Companies, as their respective third-party valuation institutions, independent of the Companies. Each of AEON, AEON Mall and the Special Committee obtained valuation reports concerning the share exchange ratio.

For an overview of the valuation reports, please see (2) “Matters concerning valuation” above. It should be noted that none of AEON, AEON Mall, or the Special Committee has obtained a fairness opinion from its respective third-party valuation institution to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

②	Advice from independent law firms

AEON selected Nishimura & Asahi as its legal advisor and received legal advice from this firm regarding the procedures of the Share Exchange and the methods and processes of AEON’s decision-making. Nishimura & Asahi is independent of both AEON and AEON Mall and does not have any material interests with either company.

AEON Mall selected Mori Hamada & Matsumoto as its legal advisor and received legal advice from this firm regarding the procedures of the Share Exchange and the methods and processes of AEON Mall’s decision-making. Mori Hamada & Matsumoto is independent of both AEON and AEON Mall and does not have any material interests with either company.

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③	AEON Mall having obtained a written report from the disinterested special committee
(i)	Background of establishment

AEON Mall received a letter of intent from AEON on January 9, 2025, expressing a desire to commence specific discussions towards making AEON Mall a wholly owned subsidiary of AEON. In response, in order to ensure the fairness of the Share Exchange as mentioned above when considering the Share Exchange and discussing and negotiating the Share Exchange with AEON, AEON Mall decided to have the Governance Committee, which is comprised of five independent outside directors of AEON Mall (Mr. Kunihiro Koshizuka, Ms. Chisa Enomoto, Mr. Hironobu Kurosaki, Ms. Junko Owada, and Ms. Junko Taki), act as the Special Committee for the Share Exchange and provide recommendations, given the fact that those independent outside directors are independent of AEON, AEON Mall, and the success or failure of the Share Exchange, and that the Governance Committee is responsible for appropriately reflecting the opinions of stakeholders, including minority shareholders, to the board of directors from a standpoint independent of the management and the controlling shareholder of AEON Mall. The Special Committee began its review of the reasonableness of the Share Exchange, the appropriateness of the transaction terms, and other issues on January 16, 2025. Accordingly, at the board of directors meeting held on January 28, 2025, AEON Mall confirmed that the Special Committee would be asked to: (a) examine whether the board of directors of AEON Mall should approve the take-private transaction of AEON Mall by AEON and provide recommendations to the board of directors of AEON Mall, and (b) examine whether the decision of the board of directors of AEON Mall to implement the take-private transaction would be disadvantageous to the minority shareholders of AEON Mall and provide the Special Committee’s opinion to the board of directors of AEON Mall (the “Consultation Matters”).

Additionally, the board of directors of AEON Mall confirmed that (i) the board of directors of AEON Mall would make decisions regarding the take-private transaction by fully respecting the judgment of the Special Committee, and (ii) if the Special Committee determined that the transaction terms of the take-private transaction were not appropriate, the board of directors of AEON Mall would not approve the take-private transaction under those transaction terms. Furthermore, the board of directors confirmed to grant the Special Committee the authority to (i) negotiate the transaction terms, etc., with AEON (including indirect negotiations through AEON Mall’s officers, employees and advisors), (ii) appoint or designate its own financial advisor or third-party valuation institution and legal advisor as necessary for the review and judgment of the Consultation Matters (with the costs to be borne by AEON Mall), or designate or approve (including post-approval) AEON Mall’s financial, legal or other professional advisors, and (iii) receive information reasonably necessary for the review and judgment of the Consultation Matters from AEON Mall’s officers, employees and other persons deemed necessary by the Special Committee, as necessary.

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In making the above board of directors resolution, considering that AEON Mall is a subsidiary of AEON and that the Share Exchange constitutes a transaction inherently involving issues of structural conflicts of interest and issues of information asymmetry, from the perspective of eliminating the risk of the resolutions of the AEON Mall’s board of directors being affected by these issues, the resolution was made unanimously by nine out of 12 directors of AEON Mall, which excludes Mr. Motoya Okada, who currently serves as Director, Representative Executive Officer and Chairman of AEON, and Mr. Keiji Ohno and Mr. Hideki Hayami, who are from AEON. Additionally, at the above board of directors meeting, two audit & supervisory board members of AEON Mall, excluding Mr. Masato Nishimatsu, who concurrently serves as an advisor to AEON, and Mr. Kazuhiro Aoyama, who is from AEON, expressed their opinions that they had no objections to the resolution.

Furthermore, considering that the Share Exchange constitutes a transaction inherently involving issues of structural conflicts of interest and issues of information asymmetry, from the perspective of eliminating the risk of being affected by these issues, Mr. Motoya Okada, Mr. Keiji Ohno, and Mr. Hideki Hayami, among the directors of AEON Mall, and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, among the audit & supervisory board members of AEON Mall, did not participate in the deliberations and resolutions of the board of directors concerning the Share Exchange, including the above board of directors meeting, and did not participate in the discussions and negotiations of the Share Exchange from AEON Mall’s standpoint.

The compensation for each member of the Special Committee is included in the remuneration for outside directors of AEON Mall, as all members of the Special Committee are outside directors of AEON Mall and their duties as committee members are considered part of their responsibilities as outside directors. Therefore, no success fees contingent on the announcement or successful completion of the Share Exchange are included in their compensation.

(ii)	Background of the review

The Special Committee convened a total of 19 times (approximately 24 hours in total) between January 16, 2025 and April 10, 2025. Additionally, during the intervals between meetings, the Special Committee carried out its duties related to the Consultation Matters by reporting, sharing information, deliberating, and making decisions as necessary through email communications. Specifically, the Special Committee confirmed that there are no issues with the independence and expertise of Mizuho Securities, the independent financial advisor and third-party valuation institution appointed by AEON Mall, and Mori Hamada & Matsumoto, the legal advisor appointed by AEON Mall, and approved their appointment. The Special Committee appointed Plutus Consulting as its own financial advisor and third-party valuation institution in light of factors such as its independence, expertise, and track record.

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The Special Committee then received explanations from AEON regarding the background and purpose of the Share Exchange, the growth strategy after the Share Exchange (including synergies from the Share Exchange), the advantages and disadvantages of AEON Mall’s delisting, the management policy after the Share Exchange, and their position on the Share Exchange Ratio and other terms, and engaged in a Q&A session with AEON. Similarly, the Special Committee received explanations from AEON Mall regarding the background of being offered the Share Exchange proposal, the purpose of this transaction, the business environment, and business plans, and engaged in a Q&A session with AEON Mall.

Furthermore, the Special Committee reviewed and approved the business plans to be presented to AEON and the business plans that Mizuho Securities and Plutus Consulting would use as the basis for evaluating the value of AEON Mall’s stock to ensure that their contents, key assumptions and the process of their preparation are reasonable.

Additionally, the Special Committee received legal advice from Mori Hamada & Matsumoto, AEON Mall’s legal advisor, on measures to ensure fairness and avoid conflicts of interest in the Share Exchange as well as other general matters related to the Share Exchange, in light of Mori Hamada & Matsumoto’s independence and expertise.

Furthermore, the Special Committee received explanations from Mizuho Securities, AEON Mall’s financial advisor and third-party valuation institution, and Plutus Consulting, the Special Committee’s own financial advisor and third-party valuation institution, regarding the reasons for selecting the methods used to calculate the consideration for the Share Exchange (including the Share Exchange Ratio), the valuation processes for each method, the material assumptions, and the valuation results. The Special Committee exchanged questions and answers with Mizuho Securities and Plutus Consulting and confirmed the reasonableness of the above.

Additionally, considering the independence and expertise of Mizuho Securities, AEON Mall’s financial advisor, the Special Committee received explanations from Mizuho Securities at AEON Mall’s request, and also received explanations from Plutus Consulting, the Special Committee’s own financial advisor. Taking into account the valuation and analysis results of the share exchange ratio provided by Mizuho Securities and Plutus Consulting, the results of the due diligence conducted on AEON by AEON Mall, and other considerations, the Special Committee deliberated on and examined the negotiation strategy to obtain a higher share exchange ratio from AEON.

Additionally, the Special Committee substantially participated in the discussions and negotiations with AEON regarding the share exchange ratio, such as by (i) receiving timely reports each time AEON Mall received a proposal regarding the share exchange ratio from AEON, (ii) receiving explanations from Mizuho Securities, AEON Mall’s financial advisor, and Plutus Consulting, the Special Committee’s own financial advisor, at AEON Mall’s request, (iii) providing AEON Mall with its opinions multiple times that AEON Mall should request AEON to increase the share exchange ratio, and (iv) deliberating on and examining the strategy for the negotiation with AEON.

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As a result, on April 9, 2025, AEON Mall received a proposal from AEON to set the share exchange ratio at 1:0.65 (allotting 0.65 share of AEON for each AEON Mall Share). Consequently, the share exchange ratio was raised from the initially proposed ratio of 1:0.57 (allotting 0.57 share of AEON for each AEON Mall Share) to 1:0.65 (allotting 0.65 share of AEON for each AEON Mall Share).

The Special Committee also received explanations from Mori Hamada & Matsumoto regarding the content of the draft of this press release on the execution of the Share Exchange Agreement, which AEON and AEON Mall plan to disclose, and confirmed that comprehensive information disclosure is expected.

(iii)	Content of the Decision

Under the circumstances described above, after careful discussions and consideration of the Consultation Matters based on the legal advice received from Mori Hamada & Matsumoto, the financial advice received from Mizuho Securities, and the contents of the Share Exchange Ratio Valuation Report (Mizuho Securities) received on April 10 and the Share Exchange Ratio Valuation Report (Plutus Consulting) received on April 10, the Special Committee submitted the Written Report to AEON Mall’s board of directors on April 11, 2025, with unanimous consent from all committee members. The main points of the Written Report are as follows.

(a)	Contents of the report
(i)	It is appropriate for the AEON Mall board of directors to approve the transaction.
(ii)	It would not be disadvantageous to the minority shareholders of AEON Mall for the AEON Mall board of directors to decide on the implementation of the transaction.

(b)	Reason for the report
i.	Whether the transaction will contribute to enhancing the corporate value of AEON Mall

The Special Committee carefully deliberated and considered whether or not the transaction will contribute to enhancing the corporate value of AEON Mall, taking into account the question-and-answer session conducted in the form of writing and interviews with AEON and interviews with AEON Mall. For the following reasons, the Special Committee concluded that the management strategy and specific measures proposed by AEON are one of the means to swiftly and reliably grow the corporate value of AEON Mall, although careful consideration and handling will be required when implementing individual measures.

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o	(i) By leveraging the scalability of the AEON Group and the human resources and know-how of AEON Mall, the transaction will expand the management resources available to AEON Mall and have the potential to achieve sustainable growth for AEON Mall; (ii) By integrating demands within the AEON Group, AEON Mall’s sales and profits would increase through the internalization of sales promotion, event planning, advertising business, revitalization and repair work, etc.; (iii) By clarifying the function of AEON Mall as a core company in the AEON Group's developer business, the services provided by AEON Mall may evolve or expand through vertical integration of the real estate value chain with AEON Mall at its core and the creation of new businesses through this; (iv) By linking the customer data bases of the AEON Group companies, Aeon Mall will be able to expand its earnings by developing digital marketing as a group; and (v) It will be difficult to implement these measures more quickly and reliably under the current capital relationship.
o	With regard to the PM properties entrusted to AEON Mall by AEON Group companies (*), although there will be certain uncertainties and their impact on the asset efficiency of AEON Mall, if AEON Mall will succeed the PM properties from the AEON Group companies and directly manage them as the owners of the properties, AEON Mall’s performance is expected to improve due to increased business opportunities even in light of the possibility of rent review by the AEON Group companies.

▪  (*) Note: “PM properties” are the properties owned by AEON Group companies whose property management operations are outsourced to AEON Mall.

o	In order to enhance the corporate value of AEON Mall, it is considered essential to develop business in overseas markets where growth is expected. Through the question-and-answer sessions, by effectively utilizing the AEON Group's management resources while strengthening the financial base through the consolidation of the AEON Group's demand, etc., the continued development of the business in overseas markets can be expected.
o	On the other hand, there has been concern that as a result of AEON Mall ceasing to be a listed company, there may be a loss of freedom in the procurement of funds required for future growth investments by AEON Mall in that AEON Mall must rely on parent company-subsidiary loans provided through AEON. However, AEON believes that the transaction is generally viewed positively by financial institutions and credit rating agencies and that the AEON Group’s ability to procure funds will be strengthened, and that this does not mean that AEON will deny AEON Mall from conducting its own fund procurement such as borrowing from financial institutions and issuing corporate bonds after the transaction.

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o	There was also concern that the execution of the transaction could adversely affect the relationships with AEON Mall’s stakeholders, such as tenants and employees, who are direct customers of AEON Mall. However, since the execution and announcement of the MOU, there have been no signs of the deterioration of such relationships.

ii.	Procedural fairness

Based on the following points, it is believed that fair procedures have been implemented in the transaction from the perspective of benefiting general shareholders.

①	Establishment of the Special Committee
o	In light of the fact that the transaction is a transaction that typically involves the issues of structural conflicts of interest and information asymmetry, to address these issues and ensure the fairness of the transaction, it has been confirmed that this Special Committee, consisting of five independent outside directors of AEON Mall regarding the matters to be considered, will be consulted for the Consultation Matters.
o	The Special Committee consists of the following five members who are deemed to possess the experience and knowledge necessary for examining the matters subject to consultation: (i) Ms. Chisa Enomoto, who has extensive knowledge in the disclosure of sustainability information and the promotion of brand strategies, which are crucial issues for AEON Mall, through her abundant experience and achievements as a leader at multiple companies, including foreign companies, and wide range of activities and networks, including outside directors at other companies and initiatives at universities; (ii) Mr. Kunihiro Koshizuka, who has been engaged in technological strategies, new business creation, and large-scale acquisition projects as a director at other companies, and has advanced knowledge in digital and scientific technology cultivated as an engineer; (iii) Mr. Hironobu Kurosaki, who has management experience in business expansion cultivated as a manager (president) of overseas business activities and local subsidiaries as well as advanced knowledge in risk management; (iv) Ms. Junko Owada, who has advanced knowledge in personnel recruitment education, including human resource utilization, human resource solutions, diversity, and work-style reforms; and (v) Ms. Junko Taki, who has business experience in business strategy planning, the restructuring of business management infrastructure, and the establishment of accounting internal control as an executive officer close to management at other companies, and has advanced knowledge cultivated as a certified public accountant as an expert in accounting auditing, accounting consulting, corporate governance, etc.
o	During the period from January 16, 2025 to April 10, 2025, the Special Committee held a total of 19 deliberations for a total of approximately 24 hours.

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②	Advice from an independent law firm for AEON Mall
o	AEON Mall has appointed Mori Hamada & Matsumoto as legal advisor, independent from the AEON Group and the AEON Mall Group, to ensure the fairness of the share exchange ratio and other aspects of the transaction. The Special Committee confirmed that there were no issues with its independence, expertise, track record, etc., and approved the appointment. Furthermore, fees payable to Mori Hamada & Matsumoto are calculated by multiplying hourly rates by the hours worked, regardless of the successful completion or failure of the transaction, and since there is no success fee contingent on the completion of the transaction, Mori Hamada & Matsumoto’s independence is considered to be ensured.
o	On that basis, AEON Mall received legal advice from Mori Hamada & Matsumoto regarding the measures to be taken to ensure the fairness of the procedures in the transaction, the procedures for the transaction, the method and process of AEON Mall's decision-making regarding the transaction, and points to note in other decision-making, etc.

③	Obtaining a valuation report on the share exchange ratio from a third-party valuation institution independent from AEON Mall
o	To ensure the fairness of the share exchange ratio and other aspects of the transaction, AEON Mall appointed Mizuho Securities, a financial advisor to AEON Mall, as a third-party valuation institution independent of the AEON Group and the AEON Mall Group. The Special Committee confirmed that there were no issues with its independence, expertise, track record, etc., and approved the appointment.
o	Mizuho Bank and Mizuho Trust Bank, which are group companies of Mizuho Securities, have a position as shareholders of AEON Mall and AEON. Although they engage in financing transactions, etc., with AEON and AEON Mall in the ordinary course of banking business, considering that they do not have a material interest in the Share Exchange that involves conflicts of interest, Mizuho Securities has established and is implementing an appropriate conflict of interest management framework, and AEON Mall and Mizuho Securities are executing transactions on the same terms as general business partners and ensures the independence of Mizuho Securities as an independent third-party valuation institution, and Mizuho Securities has a track record as an independent third-party valuation institution in similar cases in the past, it has been confirmed that the independence of Mizuho Securities as a third-party valuation institution is ensured. Fees payable to Mizuho Securities for the transaction include a success fee contingent on, among others, the successful completion of the transaction. However, considering the general practice in similar transactions, it is believed that the inclusion of a success fee contingent on the successful completion of the transaction does not necessarily negate the independence of Mizuho Securities.

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o	On this basis, AEON Mall obtained advice from Mizuho Securities on the calculation of the share exchange ratio and the negotiation policy for the transaction from a financial perspective, and obtained the Share Exchange Ratio Valuation Report (Mizuho Securities) dated April 10, 2025.

④	Obtaining a valuation report on the share exchange ratio from a third-party valuation institution independent from the Special Committee
o	In considering the Consultation Matters, the Special Committee appointed Plutus Consulting, a financial advisor and third-party valuation institution independent of AEON and the AEON Mall Group, to provide advice from a financial perspective. Fees for Plutus Consulting consist solely of a fixed fee payable regardless of the successful completion or failure of the transaction, without success fee contingent on the completion of the transaction. Accordingly, Plutus Consulting’s independence is considered to be ensured.
o	The Special Committee received the calculation of the share exchange ratio, and advice from a financial perspective, including advice regarding negotiations with AEON, as well as obtaining the Share Exchange Ratio Valuation Report (Plutus Consulting) dated April 10, 2025.

⑤	AEON Mall's establishment of an independent review framework
o	After AEON Mall received the letter of intent from AEON on January 9, 2025, AEON Mall considered and established a project team to consider the transaction (including the preparation of a business plan that would form the basis for the valuation of AEON Mall Shares) and to conduct discussions and negotiations with AEON. The project team was to be composed of AEON Mall officers and employees who do not hold concurrent positions as AEON officers and employees and who have never held positions as officers and employees of the AEON Group (excluding AEON Mall) in the past.
o	On January 28, 2025, based on legal advice from Mori Hamada & Matsumoto, the board of directors decided that, for considering, deciding, and negotiating this transaction within AEON Mall, Mr. Keiji Ohno and Mr. Hideki Hayami (who are both directors), and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama (who are audit & supervisory board members), who are from AEON or AEON Group, would not be involved in any discussions or negotiations related to the transaction.

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o	The Special Committee has also confirmed that there are no issues with the AEON Mall review framework (including the scope of AEON Mall officers and employees involved in the review, negotiation, and decision-making of the transaction and their duties), from the perspective of independence and fairness.

⑥	Non-participation of directors and audit & supervisory board members with interest at AEON Mall
o	Of the 12 directors of AEON Mall, Mr. Motoya Okada is currently a director and representative executive officer and chairman of AEON. Mr. Keiji Ohno and Mr. Hideki Hayami are from AEON. Given that AEON Mall is a consolidated subsidiary of AEON and the transaction falls under a category of transactions that typically involve structural conflicts of interest and information asymmetry issues, it is essential to eliminate the risk that deliberations and resolutions by the board of directors will be affected by these issues. For this reason, they have not participated in the board of directors' deliberations and resolutions regarding the transaction to date, and they do not plan to participate in the board of directors' deliberations and resolutions scheduled to be held on April 11, 2025, regarding the execution of the Share Exchange Agreement. Additionally, they have not been involved in the deliberations, consultations, or negotiations concerning the transaction from the position of AEON Mall.
o	As Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, who are audit & supervisory board members, are also from AEON, they have not participated in the board of directors' deliberations regarding the transaction to date. They do not intend to participate in the board of directors' deliberations scheduled for April 11, 2025, regarding the execution of the Share Exchange Agreement. Furthermore, they have not participated in the deliberations, consultations, or negotiations regarding the transaction from the position of AEON Mall.

⑦	Ensuring that other acquirers have the opportunity to make acquisition proposals (Market Check)
o	AEON Mall and AEON have not entered into any agreement that restricts other bidders from contacting AEON Mall, such as an agreement that includes a deal protection clause that prohibits AEON Mall from contacting a bidder other than AEON.
o	According to the draft of the press release regarding the transaction and the execution of the Share Exchange Agreement, the annual shareholders meeting of AEON Mall to approve the Share Exchange Agreement is scheduled to be held on May 22, 2025, which is more than one month after the announcement of the execution of the Share Exchange Agreement. Given that the MOU to initiate negotiations on the transaction was publicly announced on February 28, 2025, it cannot be said that the opportunities for counterbidders to make proposals is less than in other corporate acquisition cases.

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o	AEON Mall has not conducted an active market check, but it is acknowledged that an indirect market check has been performed for the transaction as stated above. Given the implementation of sufficient fairness measures as detailed in ① to ⑥ above, it is concluded that the absence of an active market check in and of itself will not compromise the fairness of the procedures for the transaction.

iii.	Appropriateness of transaction conditions
①	Method of the transaction and type of consideration for acquisition, etc.

The transaction is scheduled to be implemented through the Share Exchange in which AEON will be the wholly owning parent company and AEON Mall will be the wholly owned subsidiary. In the transaction, AEON Shares will be delivered to minority shareholders of AEON Mall. The effects of this delivery are that (i) through holding AEON Shares, minority shareholders of AEON Mall will be provided with opportunities to enjoy synergies expected through the implementation of various measures envisaged after the Share Exchange, the business development and earnings expansion of the AEON Group through the realization of synergies, and the consequent price increase in of AEON Shares, (ii) minority shareholders of AEON Mall will be able to trade highly liquid AEON Shares at any time in the market for cash, and (iii) there may be minority shareholders of AEON Mall who will have less than one unit of AEON Shares and not be able to sell AEON Shares on a financial instruments exchange market as a result of the Share Exchange, but they will be guaranteed an opportunity to recover their investment by using the program that allows them to purchase AEON shares in an odd lot, or the program of having such shares bought back. Given these effects, the Special Committee finds that there are no unreasonable points in the method of the transaction and the type of consideration for acquisition, and considers them appropriate.

②	Share exchange ratio and other transaction conditions

The Special Committee considers the Share Exchange Ratio of 1:0.65 (allocation of 0.65 AEON Shares for 1 AEON Mall Share) to be a reasonable ratio for the following reasons.

(i)	With respect to the Share Exchange Ratio, having the Special Committee that is independent from AEON and AEON Mall negotiate it ensures a situation where reasonable efforts would be made to strive for a Share Exchange conducted under the most advantageous transaction terms possible for general shareholders, in other words, a situation that could be regarded as a transaction between independent parties. On that basis, the ratio was agreed upon after a total of six proposals made by AEON, from 1:0.57 (allocation of 0.57 AEON Shares for 1 AEON Mall Share) as the ratio for the initial proposal, to 1:0.65 (allocation of 0.65 AEON Shares for 1 AEON Mall Share) as the ratio for the final proposal. The Share Exchange Ratio is therefore considered to be a ratio reached after repeated sincere negotiations.

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(ii)	The amount that is equivalent to the consideration, 2,607 yen, which is calculated based on the market price of AEON Shares on the day before the announcement of the Share Exchange Ratio and the Share Exchange (April 10, 2025), exceeds the highest price of the company’s shares, including intraday prices, from July 11, 2014 to April 10, 2025. Therefore, it is at a price level that does not cause economic disadvantage to shareholders who acquired AEON Mall Shares in the market during this period.
(iii)	The business plan of AEON Mall (from the fiscal year ending February 2026 to the fiscal period ending February 2031), used as the basis of which Plutus Consulting and Mizuho Securities calculated share values, expects the maximum growth of AEON Mall within the scope reasonably deemed at present achievable, and thus is a reasonable plan to use for this transaction as the basis for calculating the Share Exchange Ratio. In addition, the plan contains no unreasonable points, such as an assumption from which the Share Exchange Ratio would be calculated to be unreasonably low.
(iv)	In Mizuho Securities' calculations of the share exchange ratio, the share exchange ratio is calculated to be 0.52 to 0.54 under the market price method with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), 0.56 to 0.62 under the market price method with the valuation reference date being the day when the Share Exchange Ratio Valuation Report (Mizuho Securities) was submitted (April 10, 2025), 0.50 to 0.66 under the comparable company analysis, and 0.44 to 0.83 under the DCF Analysis. Therefore, the Share Exchange Ratio is above the upper limit of the valuation results based on the market price method, and it is within the range of the valuation results based on the comparable company analysis and the DCF Analysis, exceeding the median of these results.
(v)	In Plutus Consulting's calculations of the share exchange ratio, the share exchange ratio is calculated to be 0.52 to 0.54 under the market price method with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), 0.56 to 0.62 under the market price method with the valuation reference date being the day when the Share Exchange Ratio Valuation Report (Plutus Consulting) was submitted (April 10, 2025), and 0.41 to 0.71 under the DCF method. Therefore, the Share Exchange Ratio is above the upper limit of the valuation results based on the market price method and within the range of the valuation results based on the DCF Analysis, exceeding the median of these results.

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(vi)	The Share Exchange Ratio of 0.65 shares of AEON for each share of the company is the ratio calculated with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), and based on the closing price ratio on the valuation reference date and the simple average of the closing price ratios over the period of one month, three months, and six months immediately preceding the valuation reference date, to which premiums of 22.24%, 23.94%, 20.98%, and 20.48% have been added, respectively. These premiums exceed the median premiums of 18.4%, 18.0%, and 20.7% for the closing price ratios on the day before the announcement, the simple average of the closing price ratios for the most recent one month, and the simple average of the closing price ratios for the most recent three months, respectively, for similar cases announced after June 28, 2019, when the “Fair M&A Guidelines” formulated by the Ministry of Economy, Trade and Industry were published (these similar cases exclude those where the target company was a listed subsidiary of the acquirer before the reorganization, and the premium on the business day before the announcement was a discount, unsuccessful cases, REIT cases, and cases where a share exchange was conducted as a method of making the target company a wholly owned subsidiary following a tender offer). Additionally, the premium is at the same level as the median premium of 21.4% for the simple average of the closing price ratios for the most recent six months. Therefore, it is considered that an appropriate premium has been applied.

④	Establishment of an independent review system within AEON Mall

AEON Mall has established an internal system to review, negotiate, and make decisions regarding the Share Exchange independently of AEON. Specifically, after receiving a letter of intent from AEON on January 9, 2025, AEON Mall considered and formed a project team to review the Share Exchange (including the preparation of business plans that form the basis for evaluating the value of AEON Mall Shares) and to engage in discussions and negotiations with AEON. The members of this project team are AEON Mall officers and employees who do not hold concurrent positions at AEON and have never held officer or employee positions within the AEON Group (excluding the AEON Mall Group). This arrangement has been maintained.

The Special Committee approved at its meeting held on January 16, 2025, based on legal advice from Mori Hamada & Matsumoto, that three directors, Mr. Motoya Okada, Mr. Keiji Ohno, and Mr. Hideki Hayami, and two audit & supervisory board members, Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, who are considered to have interest regarding the Share Exchange, will not participate in any discussions or negotiations related to the Share Exchange in the course of the review, negotiation, and decision-making related to the Share Exchange at AEON Mall. AEON Mall confirmed this review system at the board of directors meeting held on January 28, 2025.

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The Special Committee has approved that there are no issues from the perspective of independence and fairness regarding AEON Mall’s review system, including the scope of officers and employees involved in the review, negotiation, and decision-making related to the Share Exchange and their duties.

⑤	Unanimous approval by all disinterested directors and unanimous opinion of all disinterested audit & supervisory board members that they have no objection at AEON Mall

AEON Mall carefully discussed and examined whether the Share Exchange with AEON will contribute to the enhancement of AEON Mall’s corporate value and whether the transaction terms of the Share Exchange, including the Share Exchange Ratio, are appropriate, based on the legal advice received from Mori Hamada & Matsumoto, the financial advice received from Mizuho Securities, the content of the Share Exchange Ratio Valuation Report (Mizuho Securities), the content of the Share Exchange Ratio Valuation Report (Plutus Consulting), the Written Report received from the Special Committee, the content of the multiple ongoing discussions between the Special Committee and AEON, and other relevant materials. As a result, AEON Mall resolved at the board of directors meeting held today to enter into the Share Exchange Agreement.

Given that AEON Mall is a subsidiary of AEON and that the Share Exchange inherently involves issues of structural conflicts of interest and issues of information asymmetry, from the viewpoint of eliminating the risk of the deliberations and resolutions of the board of directors of AEON Mall being affected by these issues, the deliberations and resolutions at the board of directors meeting of AEON Mall were conducted by nine out of 12 directors, excluding Mr. Motoya Okada, who concurrently serves as an officer of AEON, and Mr. Keiji Ohno and Mr. Hideki Hayami, who are from AEON. The resolution was unanimously approved by these nine directors. Additionally, at this board of directors meeting, all two audit & supervisory board members, excluding Mr. Masato Nishimatsu, who concurrently serves as an advisor to AEON, and Mr. Kazuhiro Aoyama, who is from AEON, attended and expressed the opinion that they have no objections to the resolution.

Furthermore, considering that the Share Exchange constitutes a transaction that inherently involves issues of structural conflicts of interest and issues of information asymmetry, from the viewpoint of eliminating the risk of being affected by these issues, Mr. Motoya Okada, Mr. Keiji Ohno and Mr. Hideki Hayami, among AEON Mall’s directors, and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, among AEON Mall’s audit & supervisory board members, did not participate in the deliberations and resolutions of the board of directors regarding the Share Exchange, including the aforementioned board of directors meeting, and did not engage in discussions or negotiations related to the Share Exchange from AEON Mall’s standpoint.

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⑥	Ensuring opportunities for other potential acquirers’ competing acquisition proposals (market check)

AEON Mall and AEON have not entered into any agreements, including transaction protection clauses, that would prohibit AEON Mall from engaging with potential acquirers other than AEON (“Competing Acquirers”) or restrict Competing Acquirers from contacting AEON Mall.

Additionally, the annual shareholders meeting of AEON Mall to approve the Share Exchange Agreement is scheduled to be held on May 22, 2025, more than one month after the announcement of the execution of the Share Exchange Agreement. Considering that the execution of the MOU to begin discussions on the transaction was announced in advance on February 28, 2025, it cannot be said that opportunities for Competing Acquirers are insufficient compared to other corporate acquisitions.

While AEON Mall has not conducted an active market check, it is recognized that an indirect market check has been conducted as described above. Furthermore, considering the other sufficient measures to ensure fairness described in points ① through ⑤ above have been taken, the absence of an active market check does not, by itself, impair the fairness of the procedures in the transaction.

4. Overview of the parties to the Share Transfer

(A) Overview of the parties

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	Wholly owning parent company resulting from share exchange	Wholly owned subsidiary resulting from share exchange
(1) Name	AEON Co., Ltd.	AEON Mall Co., Ltd.
(2) Location	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan
(3) Name and job title of representative	Akio Yoshida, Director, President and Representative Executive Officer	Keiji Ohno, President and CEO
(4) Business	Management of business activities of the companies engaged in retail, real estate development, finance, services, or related businesses by holding their shares or interests	Large-scale regional development and shopping mall development and operation Real estate sales, leasing and brokerage
(5) Stated capital	220,007 million yen (as of February 28, 2025)	42,389 million yen (as of February 28, 2025)
(6) Date of incorporation	September 21, 1926	November 12, 1911
(7) Number of issued shares	871,924,572 shares (as of February 28, 2025)	227,571,139 shares (as of February 28, 2025)
(8) Fiscal year end	End of February	End of February
(9) Number of employees	163,584 (consolidated) (as of February 29, 2024)	3,854 (consolidated) (as of February 29, 2024)
(10) Major trading partners	There are no major trading partners as the company is a holding company.	AEON Retail Co., Ltd. Adastria Co., Ltd. AEON Kyushu Co., Ltd.
(11) Banks with transactions	Mizuho Bank, Ltd. The Norinchukin Bank Sumitomo Mitsui Banking Corporation Resona Bank, Limited MUFG Bank, Ltd.	Mizuho Bank, Ltd. Development Bank of Japan Inc. Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd. The Norinchukin Bank Sumitomo Mitsui Trust Bank, Limited Resona Bank, Limited
(12) Major shareholders and shareholding ratio (as of August 31, 2024)

The Master Trust Bank of Japan, Ltd. (Trust Account) 13.23%

Custody Bank of Japan, Ltd. (Trust Account) 4.46%

Mizuho Bank, Ltd. 3.88%

The Cultural Foundation of Okada 　 2.57%

AEON Environmental Foundation 2.54%

The Norinchukin Bank 2.12%

STATE STREET BANK WEST CLIENT-TREATY 505234 (Standing Proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division) 1.48%

AEON Employee Stockholding Association 1.39%

AEON Mutual Benefit Society (Nomura Securities Account) 1.36%

Tokio Marine & Nichido Fire Insurance Co., Ltd. 1.17%

AEON Co., Ltd. 58.16%

The Master Trust Bank of Japan, Ltd. (Trust Account) 5.84%

Custody Bank of Japan, Ltd. (Trust Account) 2.46%

THE NOMURA TRUST AND BANKING CO., LTD. AS THE TRUSTEE OF REPURCHASE AGREEMENT MOTHER FUND (Standing Proxy: Citibank, N.A., Tokyo branch) 1.02%

GOLDMAN SACHS INTERNATIONAL (Standing Proxy: Goldman Sachs Japan Co., Ltd.) 0.81%

UBS AG LONDON A/C IPB SEGREGATED CLIENT ACCOUNT (Standing Proxy: Citibank, N.A., Tokyo branch) 0.74%

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. 0.72%

AEON Mall Trading-Partner Shareholding Association 0.63%

STATE STREET BANK WEST CLIENT - TREATY 505234 (Standing Proxy: Mizuho Bank, Ltd.) 0.56%

Japan Securities Finance Co., Ltd. 0.55%

(13) Relationship between parties
Capital relationship	AEON owns 132,351,781 shares of AEON Mall (58.16% of the total number of issued shares of AEON Mall, excluding the number of treasury shares held by AEON Mall).
Personal relationship	Motoya Okada, Director, Representative Executive Officer and Chairman of AEON, serves as a Director and the Advisor of AEON Mall.
Business relationship	AEON Mall leases its stores to AEON Group companies.
Whether considered related parties	AEON Mall is a subsidiary of AEON, and therefore AEON Mall and AEON are mutually related parties.

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(B) Consolidated operating results and financial position for the last three years (in millions of yen other than those specified otherwise)

(1) AEON
As of/Fiscal year ended	February 28, 2023	February 29, 2024	February 28, 2025
Net assets	1,970,232	2,087,201	2,121,226
Total assets	12,341,523	12,940,869	13,833,319
Net assets per share (yen)	1,161.12	1,231.59	1,218.63
Operating revenue	9,116,823	9,553,557	10,134,877
Operating profit	209,783	250,822	237,747
Ordinary profit	203,665	237,479	224,223
Profit attributable to owners of parent	21,381	44,692	28,783
Profit per share (yen)	25.11	52.25	33.58
Dividend per share (yen)	36.00	36.00	40.00
(2) AEON Mall
Net assets	451,711	476,226	511,094
Total assets	1,559,592	1,655,253	1,663,276
Net assets per share (yen)	1,935.77	2,040.33	2,192.52
Operating revenue	398,244	423,168	449,753
Operating profit	43,979	46,411	52,146
Ordinary profit	36,409	37,086	42,595
Profit attributable to owners of parent	12,994	20,399	14,260
Profit per share (yen)	57.10	89.64	62.66
Dividend per share (yen)	50.00	50.00	50.00

Note: The financial statements for the fiscal year ending February 28, 2025 for both companies are unaudited.

5. Status after the Share Exchange

Wholly owning parent company resulting from share exchange
(1)	Name	AEON Co., Ltd.
(2)	Location	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba, Japan
(3)	Name and title of representative	Akio Yoshida, Director, President and Representative Executive Officer
(4)	Business	Management of business activities of the companies engaged in retail, real estate development, finance, services, or related businesses by holding their shares or interests
(5)	Stated capital	220,007 million yen (as of February 28, 2025)
(6)	Fiscal year end	End of February
(7)	Net assets	To be determined
(8)	Total assets	To be determined

6. Outline of Accounting Treatment

The Share Exchange is expected to constitute a common control transaction under the Accounting Standards for Business Combinations.

7. Future Outlook

AEON Mall, a consolidated subsidiary of AEON, will become a wholly owned subsidiary of AEON following the Share Exchange. The impact of the Share Exchange on AEON has not been finalized at this time. If any matters arise that need to be disclosed, the Companies will promptly make such disclosures.

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8. Matters concerning transactions with controlling shareholders

(1) Whether the Share Exchange constitutes a transaction with the controlling shareholder and compliance status with the policy on measures to protect minority shareholders in conducting transactions with the controlling shareholder

AEON is the controlling shareholder (parent company) of AEON Mall, and accordingly the Share Exchange constitutes a transaction with the controlling shareholder for AEON Mall.

In the Corporate Governance Report disclosed by AEON Mall on August 27, 2024, it is stated in the section titled “Policy on Measures to Protect Minority Shareholders in Conducting Transactions with a Controlling Shareholder” that the “Governance Committee, which is an advisory body to the board of directors and is composed solely of independent outside directors, examines the fairness and reasonableness of such transactions deemed important. This examination reflects the perspective of improving the corporate value of the Company. Once the examination is completed, the matter is submitted to the board of directors for approval. Individuals with special interests in the transaction are excluded from the discussions to ensure the fairness of the procedures.”

In this regard, AEON Mall has taken measures to address structural conflicts of interest and ensure the fairness of the transaction terms of the Share Exchange, as described above in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” under 3. “Basis for the Details of Allotment in the Share Exchange” above. AEON Mall believes that these measures are in compliance with the policy described above.

(2) Matters concerning measures to ensure fairness and measures to avoid conflicts of interest

Given that AEON holds 58.16% of AEON Mall’s common stock, making AEON the controlling shareholder (parent company) of AEON Mall, and that the Share Exchange constitutes a material transaction with the controlling shareholder and a transaction that inherently involves issues of structural conflicts of interest and issues of information asymmetry, AEON Mall has taken the measures to address these issues and ensure the fairness of the terms of the Share Exchange as described in (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” under 3. “Basis for the Details of Allotment in the Share Exchange” above.

(3) Summary of opinions obtained from parties without interest with the controlling shareholder to the effect that the transactions are not disadvantageous to minority shareholders

AEON Mall received the Written Report from the Special Committee on April 10, 2025, to the effect that the decision of the AEON Mall board of directors to implement the transaction is not disadvantageous to the minority shareholders of AEON Mall. For details, please see above in ③ “AEON Mall obtained a written report from a special committee without interest” under (4) “Measures to ensure fairness (including measures to avoid conflicts of interest)” in 3. “Basis for the Details of Allotment in the Share Exchange.”

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End

(Reference)

The consolidated earnings forecast for the current fiscal year for AEON (as announced on April 11, 2025) and the consolidated earnings for the previous fiscal year.

(in millions of yen)

	Consolidated operating revenue	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Forecast of earnings for the current fiscal year (Fiscal year ending February 2026)	10,500,000	270,000	250,000	40,000
Earnings for the previous fiscal year (Fiscal year ended February 2025)	10,134,877	237,747	224,223	28,783

Earnings for the previous fiscal year for AEON Mall (in millions of yen)

	Consolidated operating revenue	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent
Earnings for the previous fiscal year (Fiscal year ended February 2025)	449,753	52,146	42,595	14,260
Note:	As AEON Mall is scheduled to be delisted as of June 27, 2025, the earnings forecast for the fiscal year ending February 2026 is not provided.

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